SECOND AMENDMENT TO CREDIT AGREEMENT
                           AND OTHER TRANSACTION DOCUMENTS

               This Second Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 28th day of August, 1996, by and among FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as a lender ("Fleet"), BANK OF AMERICA ILLINOIS, an Illinois banking company, as a lender ("Bank of America"; and together with Fleet, collectively, the "Lenders") and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                                W I T N E S S E T H:

               WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated March 14, 1996 among Borrower and Lenders, as amended by a First Amendment to Credit Agreement and Other Transaction Documents dated as of May 10, 1996 (as amended, the "Credit Agreement"), Lenders agreed to make term loans and revolving credit loans available to Borrower, subject to the terms and conditions of the Credit Agreement; and

               WHEREAS, the parties have agreed to certain modifications to the Credit Agreement which will allow for an increase in availability under the Revolving Credit Facility; and

               WHEREAS, pursuant to the terms of that certain Security Agreement dated March 14, 1996 between Borrower and Fleet, as agent for the ratable benefit of the Lenders (the "Security Agreement"), Borrower granted to Fleet, as agent for the ratable benefit of the Lenders a security interest in all fixtures and tangible and intangible assets of Borrower whether now owned or hereafter acquired; and

               WHEREAS, Lenders are willing to amend the Credit Agreement and the Security Agreement subject to the terms and conditions hereinafter set forth
               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               Section 1.  Defined Terms.

               All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit Agreement.

               Section 2.  Representations and Warranties.

               Borrower hereby represents and warrants to Lenders and each of them that:

               (a) Borrower is duly organized, validly existing and in good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

               (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Security Documents, as applicable, and the execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable have been duly authorized by all requisite action. This Agreement and the Security Documents, as applicable have been duly executed and delivered by Borrower, and are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

               (c) The execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable, will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

               (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

               (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

               (f) Except as set forth in Schedule I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lenders have been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

               (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lenders or which will not be cured upon the execution and delivery by Borrower of this Agreement.

               Section 3.  Amendments to Credit Agreement.

               The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

               Section 3.01.  Amendments to Definitions.

               The definitions of "Borrowing Base" and "Funded Debt" set forth in Section 1.01 of the Credit Agreement are hereby amended to read in their entireties as follows:

               "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured
          Eligible Accounts Receivable determined as of such date, plus
          (ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, plus, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, plus (iv) the lesser of sixty percent (60%) of Eligible In-House Inventory (for the period from May 10, 1996 through October 31, 1996 and for each fiscal year thereafter for the period from July 1 through October
          31) or fifty percent (50%) of Eligible In-House Inventory
          (for the period from November 1, 1996 through June 30, 1997 and for each fiscal year thereafter for the period from November 1 through June 30); provided that the portion of the Borrowing Base derived from clause (iv) shall be capped at the lesser of (A) for the period from December 1 through June 30 at Fifteen Million Dollars ($15,000,000); for the period from July 1 through October 31 at Thirty Million Dollars ($30,000,000) and for the period November 1 through November 30 at Twenty Million Dollars ($20,000,000) or (B) one hundred sixty percent (160%) of Accounts Receivable Availability from January 1 through June 30 of each year; two hundred twenty percent (220%) of Accounts Receivable Availability for the period from July 1, 1996 through August 31, 1996 and for each fiscal year thereafter for the period from July 1 through August 31; one hundred sixty percent (160%) of Accounts Receivable Availability for the period from September 1, 1996 through September 30, 1996 and for each fiscal year thereafter for the period from September 1 through September 30 and one hundred twenty percent (120%) of Accounts Receivable Availability for the period from October 1, 1996 through December 31, 1996 and for each fiscal year thereafter, and provided further there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders. For purposes of the Borrowing Base "Accounts Receivable Availability" shall mean the sum of subsections (i),
          (ii) and (iii) above.

               "Funded Debt" shall mean, as of the date of any determination thereof, the total of all Indebtedness of Borrower including, without limitation, the Subordinated Debentures, the Loans and the Mortgage Indebtedness, but excluding the Halston Royalty Note. For the purpose of determining Funded Debt, the Revolving Credit Commitment shall be deemed to be the annual maximum availability during any fiscal year.

               Section 3.03.  Amendment to Section 2.03(a).

               Section 2.03(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

               "Section 2.03.  The Revolving Credit Commitment.

               (a) The Revolving Credit Commitment shall be equal to the lesser of:

                    (i) the Borrowing Base or the Net Borrowing Base (as applicable) as in effect from time to time, or

                    (ii) Forty Million Dollars ($40,000,000); provided, however, that the maximum Revolving Credit Commitment contemplated by this clause (ii) shall be adjusted in accordance with the following schedule:

                                                           Revolving Credit
                                                           Commitment
                                                           After Giving
      Date of                         Amount of            Effect to
      Adjustment                      Adjustment           Adjustment
      January 1, 1996
      through May 10, 1996            $10,000,000          $30,000,000

      May 11, 1996
      through May 31, 1996             $5,000,000          $35,000,000

      August 28, 1996
      through December 31, 1996       $15,000,000          $55,000,000

      January 1 , 1997 through
      June 30, 1997 and each
      January 1 through June 30
      of each year thereafter         $10,000,000          $30,000,000".


               Section 3.04.  Amendment to Section 4.11.    Section 4.11(b)
          of the Credit Agreement is hereby amended to read in its entirety as follows:

                    "(b) the aggregate outstanding amount of all Letters of Credit issued pursuant hereto shall at no time exceed a face amount equal to Three Million Dollars ($3,000,000)."

               Section 3.05.  Security Documents.

               (a) Borrower and Lenders each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Lenders, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

               (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the ratable benefit of the Lenders of a security interest in and lien upo aalll collateral covered by any of the Security Documents. Nothing herein shall be deemed to contravene the release by the Lenders of the Assignment of Life Insurance as Collateral as a Security Document or the release of any claim or right by the Lenders to shares of Data Technology, Inc. held by Borrower.

               (c) Borrower and Lenders each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the ratable benefit of the Lenders under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

               Section 4.  Conditions Precedent to Second Amendment.

               The effectiveness of the transactions described herein shall be subject to the following conditions:

               (a) This Agreement shall have been executed and delivered by Borrower and Lenders, and consented to and confirmed by the parties to the Subordination Agreement and the Subordination Agreement II.

               (b) Lenders shall have received payment of the fees described in Section 9 hereof in immediately available funds.

               (c) The fees and disbursements of Lenders' counsel shall be paid in full on the Effective Date.

               (d) Borrower shall have executed and/or delivered to Agent the following:

                    (i) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

                    (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to corporate charter and by-laws and the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lenders may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

               (e) All legal matters relating to this Agreement shall be satisfactory to Lenders and their counsel.

               Section 5.  Ratification.

               Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

               Section 6.  Expenses.

               All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.
               Section 7.  Miscellaneous.
               This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.
               Section 8.  Consent of Subordinated Lenders.
               By their signature hereon, each of the parties to the Subordination Agreement (other than Fleet), and the Subordination Agreement II hereby (a) consent to the amendments of the Credit Agreement and other Transaction Documents pursuant to this
          Agreement, (b) confirm that the term "Senior Indebtedness" under the Subordination Agreement and the Subordination Agreement II
          shall include all amounts outstanding under the Credit Agreement, as amended by this Agreement, including all amounts outstanding under the Notes, and (c) ratify and confirm their respective agreements in all respects.

               Section 9.  Facility Fee.

               In consideration of Lenders' commitment to enter into this

          Agreement, Borrower hereby agrees to pay to Agent, for the ratable benefit of the Lenders a facility fee equal to Eighty Thousand Dollars ($80,000) (the "Facility Fee"), payable in full on the date hereof.

               Section 10.  No Defenses.

               Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                                 LENDERS:
                                       FLEET NATIONAL BANK


                                       By: /s/ Robert T.P. Storer
                                           ----------------------
                                           Robert T.P. Storer
                                           Vice President


                                       BANK OF AMERICA ILLINOIS


                                       By: /s/ Randolph T. Kohler
                                           ----------------------
                                           Randolph T. Kohler
                                           Vice President

                                 AGENT:
                                       FLEET NATIONAL BANK


                                       By: /s/ Robert T.P. Storer
                                           ----------------------
                                           Robert T.P. Storer
                                           Vice President


                                 BORROWER:

                                       FRENCH FRAGRANCES, INC.


                                       By: /s/ E. Scott Beattie
                                              ------------------------
                                             E. Scott Beatie
                                             Vice Chairman


                       (SIGNATURES CONTINUED ON NEXT PAGE)

                                 CONSENTED AND AGREED:

                                       NATIONAL TRADING MANUFACTURING, INC.

                                       By: /s/ Rafael Kravec
                                           ----------------------
                                           Rafael Kravec
                                           President


                                       BEDFORD CAPITAL CORPORATION

                                       By: /s/ E. Scott Beattie
                                           ----------------------
                                           E. Scott Beattie
                                           Executive Vice President


                                       By: /s/ Fred Berens
                                           ----------------------
                                           Fred Berens


                                       By: /s/ Rafael Kravec
                                           ----------------------
                                           Rafael Kravec